Exhibit 10.22

COMMUNITY FIRST BANKSHARES
EXECUTIVE SEVERANCE PLAN

Effective August 5, 2003

As Amended December 12, 2003

Introduction

Community First Bankshares, Inc. (“CFB”) established a severance pay plan entitled “Community First Bankshares Executive Severance Plan” (“Plan”) effective August 5, 2003 for the benefit of certain eligible executives of CFB and its subsidiaries.

This document (“Summary”) is intended to give participants an easily understood explanation of the Plan.  This Summary, in conjunction with any future amendments, constitutes the official plan document for the Plan.  You may request an additional copy of this Summary by sending a written request to the address below.

Neither the receipt of this Summary nor the use of the term “you” indicates that you are eligible for a severance benefit under the Plan.  Only those executives who are selected for participation and satisfy the requirements for a severance payment contained in the Plan are eligible for a benefit.

Capitalized terms have specialized meanings.  Terms that are not defined in the context of a particular section are defined at the end of this document.

If you have questions regarding the Plan, you may contact the Executive Vice-President, Human Resources at:

Community First Bankshares

520 Main Avenue

Fargo, North Dakota 58124

Telephone:  (701) 298-5600

Purpose

The purpose of this Plan is to:

•                                          enhance the ability of CFB to retain existing executive management and, if needed, attract new executives;

•                                          provide reasonable severance benefits for eligible executives in the event of termination of employment; and

•                                          enhance executive morale.

Eligibility to Participate

You become a participant in the Plan if you are employed by CFB within the rank, position or salary grade (or similar category) selected by the Compensation Committee of the Board of Directors (“Committee”) to participate in the Plan.  If you are among the executive employees whose rank, position, salary grade or similar category is selected for participation, you will be notified in writing.  Employment in an executive capacity does not entitle you to selection for participation in the Plan.  The Committee shall not select any category of employees for participation unless it determines that each person in that category is a member of a select group of management or highly compensated employees (as that expression is used in ERISA).  The Committee’s selection of a category of executive employees for participation shall be made solely in its discretion and shall be conclusive and binding.

When Participation Ends

You will cease to be a participant in the Plan as of the first to occur of the following events:

•                                          the date you receive all of the severance payments due under the Plan in the event you are eligible for severance;

•                                          the date of your death;

•                                          the date the Committee notifies you that as a result of a change in your employment status you are no longer included in a category selected to be participants in the Plan;

•                                          the date the Plan is amended to exclude as participants the category of executive employees that includes or the Plan is terminated; or

•                                          the date your employment ends for any reason, which does not result in your eligibility for severance.

Eligibility for Severance

You are eligible to receive severance only if:

•                                          your employment is terminated by CFB other than for Cause or your Disability, or you terminate your employment for Good Reason;

•                                          you are a participant in the Plan at the time of your termination of employment; and

•                                          you have signed and returned a general release of claims in the form of a Waiver and Release Agreement that will be provided to you by CFB in compliance with its terms no sooner than the last day on which you perform services for CFB.

Notice of Termination

Any termination of employment by either CFB or you must be communicated by a notice of termination to the other party.  The notice must specify the basis for the termination (including any basis for Cause or Good Reason) and the effective date of the termination.

Exclusions

You are not eligible for severance pay, if any of the following apply:

•                                          you fail to report to work or resign from employment prior to the effective date of your termination of employment set forth in the notice of termination;

•                                          you announced in writing your intention to terminate employment or retire prior to the date CFB announces that your employment will terminate;

•                                          your termination of employment is due to Cause;

•                                          your employment ends due to your Retirement, Disability or Death;

•                                          you voluntary resign or terminate your employment other than for Good Reason; or

•                                          your employment ends in connection with the sale of assets or a change in ownership of any part of CFB’s operations and you are offered a comparable position with comparable pay.

Amount of Severance Payment

The amount of severance for which you are eligible is based on your position at the time of your termination of employment and your Base Pay according to the following schedule:

Position	Severance Amount
Chief Executive Officer	36 months of Base Pay
Chief Operating Officer	24 months of Base Pay
EVP Level Officer	18 months of Base Pay
SVP Level Officer	12 months of Base Pay

Time and Form of Severance Payment

Severance payments will be paid on a salary continuation basis at regular payroll intervals.  Payment will begin as soon as administratively feasible after the expiration of any revocation or rescission period specified in the release of claims.  An individual receiving a severance payment is ineligible to make contributions to, or earn credit under, any CFB retirement plan.  In the event of your death, any severance payments not completed shall be payable to your spouse or, if you do not have a spouse, to the personal representative of your estate.  All severance payments are subject to required withholding.

Other Pay/Benefits

Other Company provided pay and benefits will be addressed as follows:

•                                          The Company will pay you for any unused accrued PTO at your last day of employment in accordance with Company Policy.

•                                          The Company will pay you any bonus/incentive amount according to the terms of the Corporate Annual Incentive Plan (AIP) pro-rated for your actual employment dates.

•                                          The Company will cease paying any other pay or perquisites such as auto allowances, club memberships, etc. at the end of the month of your last day of employment.

•                                          The Company will continue your participation in Company Health/Dental/Vision (H/D/V) plans according to your elections and the terms/conditions of those plans for the period during which you are receiving monthly severance payments, or until such coverage would otherwise terminate under the same principles as applied to federal continuation coverage (COBRA).  Alternatively, Company may select at its sole discretion to provide alternative coverage of comparable H/D/V benefits or reimburse you for the cost of same on a cost-sharing basis comparable to Company’s H/D/V plans. If you continue your participation in the H/D/V plans during the entire severance period, your rights under federal continuation coverage (COBRA) will begin immediately thereafter.

•                                          The Company will cease paying for or contributing to all other welfare, fringe, retirement, or perquisite benefits at the end of your employment as those plans delineate.  Certain of these benefits may have continuation rights for which you will receive notice.

•                                          You will be eligible for payment of fees for outplacement services according to CFB arrangements for your position.

•                                          You will be allowed to exercise any vested, unexercised stock options under the CFB Incentive Stock Option plan within 30 days of the day of your position resignation.  No further vesting of any unexercised stock options will occur after the date of your position resignation.

Forfeiture Events

You shall not be entitled to any severance payments under the Plan if CFB determines in its sole discretion that any of the following events have occurred:

•                                          you engaged in conduct prior to your termination of employment that constitutes Cause; or

•                                          you attempted to rescind or revoke the release of claims, or violated the terms of the release of claims.

If payments have already commenced, all remaining severance payments shall be suspended, notwithstanding your entitlement to such payments.

If, after a severance payment is made, CFB determines that any of the foregoing forfeiture provisions apply, CFB shall have the right, using any method allowed by law, to recover from you the amount of severance paid.

Effect of Reemployment

If you are eligible for severance, you must promptly notify CFB if you enter into regular full-time employment following your separation from CFB and during a period equal to the number of months of Base Pay that you are eligible to receive under the Plan.

If you enter into such employment, all severance payments and benefits under the Plan will cease following your first full month of employment, and you will be eligible to receive a lump sum payment equal to 50% of the amount of any remaining severance payments.

However, you will not be eligible for a lump sum payment if: you take a senior level position with a financial services organization that is considered to be a major competitor of CFB.

Exclusive Severance

The severance benefits provided under this Plan are the only severance payments available to you in connection with your termination of employment.  A participant who becomes eligible for severance under this Plan shall not be eligible for severance under any other plan, policy, procedure, practice, agreement or arrangement.

280G Limit

In the event that any payment or benefit received or to be received by you in connection with a change in control of CFB or termination of your employment, whether payable pursuant to the terms of this Plan or any other plan, contract, agreement or arrangement (collectively, “Total Payments”), would not be deductible in whole or in part by CFB solely as a result of Section 280G of the Internal Revenue Code (“Code”), the amount payable to you under the Plan shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to you is reduced to zero.

For purposes of this limitation:

•                                          no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by CFB does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code;

•                                          the payment pursuant to the Plan shall be reduced only to the extent necessary so that the Total Payments in their entirety constitute reasonable compensation within the meaning of Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel; and

•                                          the value of any other non-cash benefit or any deferred cash payment included in the Total Payments shall be determined by CFB’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

In case of uncertainty as to whether all or some portion of a payment is or is not payable to participant under this Plan, CFB shall initially make the payment to the participant, and the participant agrees to refund to CFB any amounts ultimately determined not to have been payable based upon the terms above.

Administration of Plan

CFB is the plan administrator and sponsor of the Plan and is responsible for the general operation and administration of the Plan and for the expenses related to such operation and administration.  CFB shall have the duty and responsibility of maintaining records, making determinations that it believes are necessary or advisable for the operation and administration of the Plan, making the requisite calculations and disbursing payments under the Plan.  CFB may delegate authority with respect to the administration of the Plan to such other committee, person or persons as it deems necessary or appropriate for the administration and operation of the Plan.

CFB has the sole discretion, authority, power and responsibility to decide all factual and legal questions under the Plan, including:

•                                          interpreting and construing the provisions of the Plan and any ambiguous or unclear terms within the Plan document;

•                                          adopting, establishing and revising rules, procedures and regulations relating to the Plan;

•                                          determining the conditions subject to which any benefit may be payable, resolving all questions concerning the status and rights of a participant, and whether a claimant is eligible for benefits under the Plan and the amount of the benefits, if any, a claimant is entitled to receive; and

•                                          making any other determinations, which it believes necessary or advisable for the administration and operation of the Plan.

In making any benefits determinations under the Plan, CFB may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by CFB with respect to the Plan.  The decisions, interpretations and calculations of CFB are conclusive and binding on all parties.  CFB reserves the right to correct any errors that may occur in the administration of the Plan, including reducing or eliminating benefits to you under the Plan.

Claims Procedure

If you believe you may be entitled to severance benefits that you have not received or you disagree with any determination made by CFB with respect to the Plan, you should file a written claim for benefits with CFB at the following address:  Community First Bankshares, 520 Main Avenue, Fargo, North Dakota 58124.  All claims for benefits under this Plan must be received by CFB within one year of your termination of employment.  Claims that are received more than one year from the date of your termination of employment will be denied as untimely.

Within 90 days after you deliver your claim, CFB will notify you of the decision or request additional time (up to another 90 days) to reach a decision based upon the existence of special circumstances. If CFB notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If CFB denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of ERISA if your claim is denied upon review and an explanation of your right to request a review.

If your claim is denied, in whole or in part, and you disagree with the decision, within 60 days of the date you receive written notice of the denial, you must deliver to CFB a written request for review at the address listed above.  Your request for review must include issues and comments you want considered in the review.  At any time during the claim and review procedure, you may examine relevant Plan documents.

Within 60 days after you deliver your request for review, CFB will notify you of the decision or request additional time (up to another 60 days) to reach a decision based upon the existence of special circumstances.  If CFB notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision.  If CFB affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records and information used in the claims process and your right to file a civil action under section 502(a) of ERISA.

If you file your claim within the required time period and complete the entire claim and review procedure and your claim is still denied, any lawsuit must be commenced within 6 months after the claim and review procedure is complete.  In any event, you must commence a lawsuit within 30 months after you knew or should have known the principal facts on which your claim is based.  CFB may rely on any applicable statute of limitations as a basis to deny a claim.

Amendment and Termination

CFB, by written action of its Board, has the right to, at any time, amend the provisions of the Plan or terminate the Plan for any reason and in any respect at its sole discretion.  However, in the event of a change in control of CFB this Plan cannot be amended or terminated for a 12-month period following the change in control.  CFB’s right to amend the Plan includes, but is not limited to, changes in the eligibility requirements and benefit amounts provided under the Plan.  If the Plan is amended or terminated, you will be subject to all the changes effective as a result of such amendment or termination, and your rights will be reduced, terminated or altered accordingly, as of the effective date of the amendment or termination.  You do not have ongoing rights to any benefits, other than payment of benefits to which you became entitled prior to the Plan amendment or termination.  CFB may delegate authority to amend or terminate the Plan to one or more individuals it deems advisable.

Plan Funding

Any severance payments will be paid out of the general assets of CFB, and you will not have any secured or preferred interest by way of trust, escrow, lien or otherwise in any specific assets of CFB.  Your rights shall be solely those of an unsecured general creditor of CFB.

Governing Law

To the extent not preempted by the laws of the United States, the laws of the State of North Dakota shall apply with respect to the Plan.

Severability

If a provision of the Plan shall be held to be illegal, invalid or unenforceable, the illegal, invalid or unenforceable provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Assignment Prohibited

You cannot assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided under this Plan will not be subject to seizure for payment of any order or judgment against you.

No Employment Rights

Becoming a participant in this Plan does not assure your continued employment or right to benefits except as outlined by the Plan, nor does it interfere with the rights of CFB to discharge you at any time as an at-will employee.  This Plan shall not be deemed an employment contract.

ERISA Status

This Plan is adopted with the understanding that it is an unfunded welfare plan maintained primarily for the benefit of a select group of management or highly compensated employees within the meaning of ERISA.  The Plan is not an employee benefit plan.  Each provision shall be interpreted and administered accordingly.

Definitions

Disability — shall have the same meaning as that term is defined in CFB’s long-term disability plan.

Base Pay — the highest regular monthly rate of pay for a participant over the prior 24 months.  Base Pay shall be determined before deductions for taxes and other items withheld, but excluding all types of incentive pay, all forms of stock or equity based compensation, fringe benefits, special pay or awards, commissions, bonuses and overtime.  Base Pay shall include regular basic cash remuneration that is contributed by an employee to a qualified retirement plan, nonqualified deferred compensation plan or similar plan by CFB but it shall not include earnings on those amounts.

Cause — termination of the participant’s employment by CFB based upon:  (i) the continued failure by a participant to substantially perform the participant’s duties (unless such failure is due to participant’s Disability) after a written demand specifying the participant’s performance failures is delivered to the participant and a period of at least 14 business days is given to such participant to cure such failures; (ii) any act of fraud by the participant; (iii) any conviction for a felony or commission of a criminal or other act that will probably cause substantial economic damage to CFB or substantial injury to its business reputation; or (iv) the order of a regulatory agency.

Good Reason — the occurrence of any of the following events, without the participant’s express written consent:  (i) the assignment to the participant of duties that are inconsistent with the Participant’s position and salary; and (ii) a reduction of 10% or more in the participant’s Base Pay.

Retirement — termination of the participant’s employment which occurs on or after the date (i) the Participant has attained age 65; or (ii) the Participant has both attained age 55 and completed at least 10 years of service, and the Participant indicates he/she is “retiring”.